Exhibit 2.1 Asset Purchase Agreement

ASSET PURCHASE AGREEMENT

by and between

TRUSTMARK NATIONAL BANK

(“Seller”)

and

THE PEOPLES BANK

(“Buyer”)

dated as of

March 17, 2022

Table of Contents

Page

ARTICLE I. DEFINITIONS
1.1	Definitions.	1
ARTICLE II. The TRANSACTION
2.1	The Transaction.	4
2.2	Purchase Price.	4
2.3	Adjustment to Purchase Price.	4
ARTICLE III. CLOSING
3.1	Closing.	5
3.2	Closing Deliveries of Buyer.	5
3.3	Closing Deliveries of Seller	6
3.4	Closing Statement.	6
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization of Seller.	7
4.2	Authority of Seller.	7
4.3	No Conflicts	7
4.4	Financial Information	7
4.5	Ownership of Purchased Assets	8
4.6	Assigned Contracts	8
4.7	Legal Proceedings; Governmental Orders	8
4.8	Compliance with Laws	8
4.9	Brokers	8
4.10	Taxes	8
4.11	Insolvency	9
4.12	Complete Disclosure	9
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization of Buyer	9
5.2	Authority of Buyer	9
5.3	No Conflicts	10
5.4	Litigation	10
5.5	Brokers	10
5.6	Complete Disclosure	10

ARTICLE VI. COVENANTS
6.1	Access to Information	10
6.2	Conduct of Business Prior to Closing	11
6.3	Notice of Certain Events	11
6.4	Consents of Third Parties; Governmental Approvals	11
6.5	Confidentiality	12
6.6	Exclusivity	12
6.7	Bulk Sales Laws	13
6.8	Transfer Taxes	13
6.9	Data Transfer	13
6.10	Employees	13
ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
7.1	No Misrepresentation or Breach of Covenants and Warranties	14
7.2	No Restraint or Litigation	14
7.3	Encumbrances	14
7.4	Necessary Consents	14
7.5	Regulatory	14
7.6	Closing Deliveries	14
ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
8.1	No Misrepresentation or Breach of Covenants and Warranties	15
8.2	No Restraint or Litigation	15
8.3	Necessary Consents	15
8.4	Closing Deliveries	15
8.5	Regulatory	15
ARTICLE IX. INDEMNIFICATION
9.1	Survival	15
9.2	Indemnification by Seller	15
9.3	Indemnification by Buyer	16
9.4	Indemnification Procedures	16
9.5	Payments	18
9.6	Tax Treatment of Indemnification Payments	19
9.7	Effect of Investigation	19
9.8	Exclusive Remedies	19

ARTICLE X. TERMINATION
10.1	Termination	19
10.2	Effect of Termination	20
ARTICLE XI. GENERAL PROVISIONS
11.1	Confidential Nature of Information	21
11.2	No Public Announcement; Press Releases	21
11.3	Notices	21
11.4	Successors and Assigns	22
11.5	Entire Agreement; Amendments	22
11.6	Waivers	23
11.7	Expenses	23
11.8	Partial Invalidity	23
11.9	Execution in Counterparts	23
11.10	Further Assurances	23
11.11	Resolution of Disputes	24
11.12	Governing Law	24
11.13	Specific Performance	24
11.14	Headings	24

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 17, 2022 (the “Effective Date”), by and between Trustmark National Bank (“Seller”), and The Peoples Bank, Biloxi, Mississippi (“Buyer”). Seller and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

Recitals

WHEREAS, Seller is a national banking association which owns and operates a corporate trust business (the “Trust Business”);

WHEREAS, Buyer is a Mississippi bank which operates, among other things, a corporate trust business; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of the Trust Business for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, each intending to be legally bound, do hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented, and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Accounts Receivable” means all accounts receivable held by Seller in connection with the Purchased Assets on the Closing Date, and any security, claim, remedy, or other right related to any of the foregoing.

“Action” means any claim, action, cause of action, demand, lawsuit, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Asset Purchase Agreement.

“Assigned Contracts” shall have the meaning set forth in Section 4.6.

“Assumed Liabilities” shall have the meaning set forth in Section 2.1(b).

“Breaching Party” shall have the meaning set forth in Section 10.1(b).

“Burdensome Condition” means any condition or restriction in connection with obtaining any Required Regulatory Approval that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Change on a Party following the Transaction or requirement which in the opinion of a Party, in its reasonable discretion, would materially adversely impact the economic or business benefits of the Transaction.

“Buyer” means The Peoples Bank, Biloxi, Mississippi.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Court Order” means any judgment, order, award, or decree of any foreign, federal, state, local, or other court or tribunal and any award in any arbitration proceeding.

“Effective Date” means March 17, 2022.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, right of first offer or first refusal, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind, other than liens for taxes not yet due.

“Excluded Assets” shall have the meaning set forth in Section 2.1(a).

“Financial Information” shall have the meaning set forth in Section 4.4.

“Governmental Authority” any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Knowledge” means actual knowledge without investigation of Chevis C. Swetman, Tanner Swetman, Daniel Bass and Kathy Crabtree in the case of Buyer, and Randy Williams, Elizabeth Namanny and Scott Woods in the case of Seller.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Change” when used in connection with the Buyer or Seller means any change, event, violation, condition, inaccuracy, or circumstance the effect of which is both material and adverse to (a) the Purchased Assets or (b) the ability of the Buyer or Seller to perform any of their material obligations under this Agreement.  A Material Adverse Change shall not include (i) conditions generally affecting the overall economies in the market(s) involved in this Agreement, the U.S. economy as a whole, or the global economy, (ii) changes caused by, or relating to, the announcement of the Transaction contemplated by this Agreement or transactions related hereto, or (iii) changes generally in the banking industry.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and the operating agreement of a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Party” means Buyer or Seller.

“Parties” means Buyer and Seller.

“Permitted Assignees” shall have the meaning set forth in Section 11.4(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, municipality, or Governmental Authority.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” shall mean Six Hundred Fifty Thousand and 0/100 Dollars ($650,000.00) as set forth in Section 2.2 of this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, elected officials, employees, consultants, financial advisors, attorneys, counsel, accountants and other agents of such Person.

“Requirements of Laws” means any foreign, federal, state, and local laws, statutes, regulations, rules, codes, or ordinances enacted, adopted, issued, or promulgated by any Governmental Authority or common law that is applicable to the Transaction or any material aspect of the Transaction.

“Seller” means Trustmark National Bank.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Notice” shall have the meaning set forth in Section 10.1(b).

“Transaction” shall have the meaning set forth in Section 2.1.

“Transaction Documents” shall have the meaning set forth in Section 4.2.

“Trust Business” shall have the meaning set forth in the Recitals.

ARTICLE II.
THE TRANSACTION

2.1    The Transaction. In exchange for Buyer’s payment of the Purchase Price (as hereinafter defined) to Seller at Closing, Seller shall do the following (all collectively sometimes referred to herein as the “Transaction”):

(a)    Purchase and Sale of Purchased Assets. On the Closing Date, upon the terms and subject to the representations, warranties, and conditions of this Agreement, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept from Seller substantially all of the assets set forth on Schedule 2.1(a) (the “Purchased Assets”), free and clear of all Encumbrances, other than the assets specifically listed as excluded assets on Schedule 2.1(a) (the “Excluded Assets”). The form of the Bill of Sale and Assignment shall be substantially in the form of Exhibit A attached hereto.

(b)     Assumed Liabilities. Except for the liabilities set forth in Schedule 2.1(b) (the “Assumed Liabilities”), Buyer is not assuming and shall not be responsible for any liabilities, indebtedness, or obligations of Seller, whether direct or indirect, liquidated or unliquidated, known or unknown, whether accrued, absolute, contingent, matured, unmatured, or otherwise, and whether arising out of occurrences prior to, at, or after the Effective Date hereof.

2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Transaction shall be Six Hundred Fifty Thousand and 0/100 Dollars ($650,000.00). The Purchase Price shall be payable at Closing. Seller shall provide Buyer with its wiring instructions at least three (3) business days prior to Closing.

2.3    Adjustment to Purchase Price. If the final number of bond issues comprising the Purchased Assets is less than the number of bond issues listed on Schedule 2.1(a) due to a reduction in the number of Purchased Assets between the Effective Date and the Closing Date or the inability of Buyer to serve as substitute trustee or paying agent or the failure of Seller to assign any Purchased Assets to Buyer in accordance with the documents governing the Purchased Assets, the purchase price shall be adjusted downward by an amount equal to $2,719.67 per bond issue.  If the final number bond issues conveyed at Closing is greater than the number of bond issues listed on Schedule 2.1(a) the Purchase Price shall be adjusted upward by an amount equal to $2,719.67 per bond issue.

By way of example only, if the Purchase Price is 650,000.00, then the per issue adjustment would be $2,719.67 ($650,000.00 / 239).  If, for example, the number of bond issues assigned at Closing is reduced by two (2), then the Purchase Price would be $644,560.66 ($650,000.00 – (2 times $2,719.67 or $5,439.34)).  Likewise, if two additional bond issues are assigned at Closing, then the Purchase Price would be $655,439.34 ($650,000.00 + (2 times $2,719.67 or $5,439.34).

ARTICLE III.
CLOSING

3.1   Closing. The closing of the Transaction (the “Closing”) shall occur at the offices of Brunini, Grantham, Grower & Hewes, PLLC or via mail, email, and telephone at a mutually agreed upon time no more than five (5) Business Days after all of the conditions to Closing listed in Articles VII and VIII are satisfied or waived (the “Closing Date”). Provided the Closing occurs it shall be effective at 11:59 p.m. Central Time on the Closing Date.

3.2   Closing Deliveries of Buyer. Subject to fulfillment or waiver of the conditions set forth in Article VII, at the Closing Buyer shall deliver to Seller all of the following:

(a)    The Purchase Price;

(b)    A certificate of an officer of Buyer, dated the Closing Date, certifying that as of such Closing Date, each representation and warranty of Buyer contained in this Agreement is true and correct in all material respects and that Buyer has complied in all material respects with all of its obligations under this Agreement;

(c)    A certificate of an officer of Buyer certifying and attaching all requisite resolutions or actions of Buyer’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the Transaction, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement or any Transaction Document;

(d)    The Bill of Sale and Assignment for the Purchased Assets and Assumed Liabilities duly executed by Buyer and substantially in the form of Exhibit A attached hereto;

(e)    The Closing Statement duly executed by Buyer;

(f)    All required third party consents to the consummation by Buyer of the Transaction; and

(g)    Such other documents as Seller may reasonably request or as may be otherwise necessary to evidence and effect the Transaction.

3.3    Closing Deliveries of Seller. Subject to fulfillment or waiver of the conditions set forth in Article VIII, at the Closing Seller shall deliver to Buyer all of the following:

(a)     A certificate of an officer of Seller, dated the Closing Date, certifying that as of such Closing Date, each representation and warranty of Seller contained in this Agreement is true and correct in all material respects and that Seller has complied in all material respects with all of its obligations under this Agreement;

(b)    A certificate of an officer of Seller certifying and attaching all requisite resolutions or actions of Seller’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the Transaction, and certifying to the incumbency and signatures of the officers of Seller executing this Agreement or any other Transaction Document;

(c)     A Bill of Sale and Assignment for the Purchased Assets duly executed by Seller and substantially in the form of Exhibit A attached hereto;

(d)     The Closing Statement duly executed by Seller;

(e)     All required third party consents to the consummation by Seller of the Transaction; and

(f)     Such other documents as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the Transaction.

In addition to the above deliveries, Seller and Buyer shall take all steps and actions as Seller or Buyer may reasonably request or as may otherwise be reasonably necessary to put Buyer in actual possession and control of the Purchased Assets and the Assumed Liabilities.

3.4    Closing Statement.

(a)    Buyer and Seller will agree upon and execute a Closing Statement in connection with the contemplated Transaction that reflects the Purchase Price, as it may be adjusted as provided herein. An estimated Closing Statement will be prepared by Seller and sent to Buyer at least two (2) business days prior to the Closing Date. The Parties will agree upon a final Closing Statement for the Closing as promptly as practical.

(b)    Seller agrees to pay Buyer the pro-rated portion of the fees prepaid to Seller for the bond issues being purchased for the current year. For example, if Seller was prepaid $2,000 for serving as trustee for a particular bond issue on January 1, 2022, which fee covered the following twelve (12) months, and Closing occurs on May 31, 2022, then Seller shall remit to Buyer 7/12 of $2,000 or $1,166.67. The total of these payments shall be reflected on the Closing Statement as a reduction in the Purchase Price.

(c)     The Parties understand and agree that Buyer will be purchasing all of the Accounts Receivable for the Purchased Assets. After Closing Seller agrees to forward to Buyer any collections of those Account Receivable by Seller following the Closing.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

4.1    Organization of Seller. Seller is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America.

4.2    Authority of Seller. Seller has full power and authority to own and operate the Trust Business and the Purchased Assets. Seller has full power and authority to execute, deliver, and perform this Agreement and any agreement, document, or instrument executed and delivered pursuant to this Agreement or in connection with this Agreement (the “Transaction Documents”). The execution, delivery, and performance of this Agreement and the Transaction Documents by Seller have been duly authorized and approved by all necessary action of Seller. This Agreement and the Transaction Documents, when executed by Seller and Buyer, are and will be the legal, valid, and binding obligations of the Seller enforceable in accordance with their terms except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

4.3    No Conflicts. Except as disclosed in Schedule 4.3 hereto, to the Knowledge of Seller neither the execution or delivery of this Agreement nor the consummation of the Transaction contemplated hereby or compliance with or fulfillment of the terms, conditions, and provisions hereof will (a) result in the creation or imposition of any Encumbrance upon the Purchased Assets, or (b) violate or conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default, or an event creating rights of acceleration, termination, modification, or cancellation or a loss of rights under, or require any notice to, authorization or approval of, filing with or consent under: (i) any material note, indenture, instrument, agreement, mortgage, lease, license, franchise, permit, or other authorization, right, restriction, or obligation to which the Purchased Assets are subject; (ii) any Court Order to which the Purchased Assets are subject; or (iii) any Requirements of Law affecting the Purchased Assets.

4.4    Financial Information. Seller has provided Buyer with financial information for the Purchased Assets and data to support the anticipated future revenue stream from the Purchased Assets (the “Financial Information”). The Financial Information is true, correct and complete based on the books and records of Seller. The books of account, asset ledgers, and other records of the Seller have been maintained in accordance with sound business practices, and shall be at the Closing in the possession of the Seller. All of the Accounts Receivable of the Seller represent valid receivables arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any pending, or, to the Knowledge of the Seller, threatened, set-off or counterclaim. From and after the date of the Financial Information, the Seller has collected its Accounts Receivable in the ordinary course of business.

4.5    Ownership of Purchased Assets. Seller owns the Purchased Assets free and clear of any Encumbrances and Seller has the authority to assign the Purchased Assets to Buyer, subject to any necessary third party consents to assignment.

4.6    Assigned Contracts. The bond documents associated with each bond issue transferred at Closing, including but not limited to all service agreements, transcripts and other documentation associated with being Paying Agent and/or Trustee, constitute the contracts included in the Purchased Assets which are being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

4.7    Legal Proceedings; Governmental Orders.

(a)     There are no Actions pending or, to Seller’s Knowledge, threatened against Seller (i) relating to or affecting the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the Transaction contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     There are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting the Purchased Assets.

4.8    Compliance with Laws. Seller has complied, and is now complying, with all Laws applicable to the ownership and use of the Purchased Assets.

4.9    Brokers. Seller has not entered into any brokerage arrangement of any kind with respect to the Transaction or this Agreement.

4.10  Taxes. All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid;

(b)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller;

(c)     All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid;

(d)     Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority;

(e)     There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable);

(f)      Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2;

(g)     Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b);

(h)     None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended;

(i)      Seller is not party to and is not bound by any Tax allocation or tax-sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes; and

(j)      None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

4.11    Insolvency. Seller is not the subject of any existing, pending, or threatened insolvency or bankruptcy proceedings. The consummation of the Transaction contemplated by this Agreement will not result in Seller being the subject of any such proceedings.

4.12   Complete Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement or in any certificate, schedule, list, document, agreement, or instrument furnished to Buyer in connection with the execution and performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to Seller that:

5.1     Organization of Buyer. Buyer is a Mississippi banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Mississippi.

5.2    Authority of Buyer. Buyer has full power and authority to execute, deliver, and perform this Agreement and any agreement, document, or instrument executed and delivered pursuant to this Agreement or the Transaction Documents. The execution, delivery, and performance of this Agreement and the Transaction Documents by Buyer have been duly authorized and approved by Buyer. This Agreement and the Transaction Documents, when duly executed by Buyer and Seller, are and will be the legal, valid, and binding obligations of Buyer enforceable in accordance with their terms except for the effect thereon of any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights of creditors generally, and general principles of equity.

5.3    No Conflicts. Except for (a) the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (“FDIC”), the Office of Comptroller of the Currency (“OCC”), and the Mississippi Department of Banking and Consumer Finance (“MDBCF”), with respect to the Transaction, as applicable, and approval of such applications and notices, to the Knowledge of Buyer neither the execution and delivery of this Agreement, nor the consummation of any of the Transaction contemplated hereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof will:

(a)    Conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, or cancellation or a loss of rights under: (i) the Articles of Incorporation or Bylaws of Buyer; (ii) any material note, indenture, instrument, agreement, mortgage, lease, license, franchise, permit, or other authorization, right, restriction, or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound; (iii) any Court Order to which Buyer is a party or by which it is bound; or (iv) any Requirements of Laws affecting Buyer.

(b)    Require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing, or registration with any Person.

5.4    Litigation. There is no Action pending or to the Knowledge of Buyer, threatened against Buyer, which if adversely determined, would have a material adverse effect on the ability of Buyer to perform its obligations hereunder, nor is Buyer aware of any reasonable basis for any such Action.

5.5    Brokers. Buyer has not entered into any brokerage arrangement of any kind with respect to this Agreement.

5.6    Complete Disclosure. To Buyer’s Knowledge, no representation or warranty by Buyer in this Agreement or in any certificate, schedule, list, document, agreement, or instrument furnished to Seller in connection with the execution and performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE VI.
COVENANTS

The Parties hereto covenant and agree to take the following actions:

6.1    Access to Information. From the Effective Date until the earlier of termination of this Agreement or Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, and other documents and data related to the Purchased Assets and the Assumed Liabilities; (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Purchased Assets and the Assumed Liabilities as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Purchased Assets and the Assumed Liabilities; provided, however, that Seller shall have no such obligation following the termination of this Agreement prior to Closing. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement. Post-Closing Seller agrees to reasonably cooperate with any request for information concerning the Assigned Contracts to the extent Seller has such information.

6.2    Conduct of Business Prior to Closing. Each of the Parties hereto shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect as of the Closing Date. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) operate the Trust Business in the ordinary course of business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact the Trust Business and to preserve the rights, franchises, goodwill, and relationships of its customers, suppliers, regulators, and others having relationships with the Trust Business. Without limiting the foregoing, from the Effective Date until the Closing Date Seller shall:

(a)    pay the debts, Taxes, and other obligations of the Trust Business when due;

(b)    continue to collect Accounts Receivable in a manner consistent with past practice;

(c)    continue in full force and effect without modification all insurance policies related to the Trust Business or the Purchased Assets, except as required by applicable Law;

(d)    maintain its books and records in accordance with past practice; and

(e)    comply in all material respects with all Laws applicable to the operation of the Trust Business or the ownership of the Purchased Assets.

6.3    Notice of Certain Events. Each Party shall promptly notify the other in writing (a) of any Action that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of the Transaction, (b) of any development causing a breach of any of the representations and warranties of such Party in Articles IV or V above, as applicable, or (c) any fact, circumstance, event, or action the existence, occurrence, or taking of which has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change. No disclosure by any Party pursuant to this Section 6.3, however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant therein.

6.4    Consents of Third Parties; Governmental Approvals. Each Party will act diligently and reasonably to give any notice or to secure, before the Closing Date, any consent, approval, or waiver, in form and substance reasonably satisfactory to the other Party, to or from any party as required to be given or obtained to assign or transfer the Assigned Contracts to Buyer or to otherwise satisfy the conditions set forth herein, including, but not limited to, any consent to be obtained from issuers for Buyer to serve as substitute trustee or paying agent or notice to be given to any Governmental Authority; provided, that Seller shall not make any agreement or understanding affecting the Assigned Contracts as a condition for obtaining any such consent, approval, or waiver except with the prior written consent of Buyer. During the period prior to the Closing Date, each Party shall act diligently and reasonably to cooperate with the other Party to obtain the consents, approvals, and waivers contemplated by this Section 6.4.

6.5    Confidentiality.

(a)    From and after the Closing Date, Seller shall, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller or its Representatives; or (b) is lawfully acquired by Seller or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing (if legally permitted to do so) and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Buyer understands that the publication of information concerning the Purchased Assets may be disclosed without consent to Seller’s bank and securities regulators, in accordance with Section 11.2.

(b)    From and after the Effective Date, the Parties shall, and shall use their reasonable best efforts to cause their Representatives to hold, in confidence any and all information, whether written or oral, concerning this Agreement or the Transaction, except to the extent that a Party can show that such information (a) is generally available to and known by the public through no fault of the Party or its Representatives; or (b) whose disclosure is consented to in writing by the other Party. If a Party or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, that Party shall promptly notify the other Party in writing (if legally permitted to do so) and shall disclose only that portion of such information which said Party is advised by its counsel in writing is legally required to be disclosed, provided that said Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Parties understand that the publication of information concerning this Agreement and the Transaction may be disclosed without consent to a Party’s bank and securities regulators, as otherwise provided in Section 11.2, and as mutually agreed by the Parties.

(c)    On the Closing Date that certain Mutual Confidentiality and Nondisclosure Agreement between the Parties dated November 29, 2021 shall be automatically terminated.

6.6    Exclusivity. Until the Closing of the Transaction or termination of this Agreement, Seller will not and Seller will cause its Representatives not to: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Purchased Assets, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. In the event that after the Effective Date and prior to the termination of this Agreement Seller breaches this provision and thereafter (i) this Agreement is terminated Buyer pursuant to Section 10.1(b) or (ii) this Agreement is terminated by Seller in breach of this Agreement, and prior to the date that is twelve (12) months after the date of such termination, Seller enters into a definitive agreement or consummates a transaction with respect to the Purchased Assets, then Seller shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to $30,000 (the “Termination Fee”). The payment of the Termination Fee shall be Seller’s sole obligation to Buyer for a breach of this Section 6.6.

6.7    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of the Parties to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be liabilities of Seller.

6.8    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

6.9    Data Transfer. Buyer will bear all costs to transfer data concerning the Purchased Assets from Seller to Buyer.

6.10  Employees. Seller will afford Buyer the opportunity, if desired by Buyer, to interview certain employees of the Trust Business, as determined by Seller, to determine if Buyer wishes to hire any of said designated employees of the Trust Business; however, Buyer shall have no obligation to hire any employees of Seller, regardless of whether such interviews are conducted.

6.11  Noncompete. Seller agrees and covenants not to serve as paying agent or trustee for any bond issues of issuers located in the State of Mississippi for two (2) years following the Closing Date; provided, however, the foregoing shall not prohibit Seller from acquiring any financial institution which serves as paying agent or trustee for bond issues of issuers located in the State of Mississippi. Notwithstanding any other provision in this Agreement to the contrary, in the event of a breach or threatened breach by Seller of this Section 6.11, the Seller hereby consents and agrees that Buyer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be, at the option of the Buyer, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date. These conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion.

7.1    No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be true and correct in all material respects, on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

7.2    No Restraint or Litigation. No Action shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transaction, or which would result in a material adverse effect on the right of Buyer to own and control the Purchased Assets following the Closing.

7.3   Encumbrances. All Encumbrances relating to the Purchased Assets shall have been released in full and Seller shall have delivered to Buyer, in form satisfactory to Buyer in its sole discretion, written evidence of the release of such Encumbrances or pay-off letters in form satisfactory to Buyer providing for the release of any such Encumbrances upon Closing.

7.4    Necessary Consents. Seller shall have delivered all third party consents, if any, required by Section 6.4 for Seller to consummate the Transaction.

7.5   Regulatory Approvals. All regulatory approvals, authorizations, waivers, consents, or orders from the FDIC, OCC and the MDBCF required to consummate the Transaction contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory and regulatory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and no such Requisite Regulatory Approvals shall have resulted in the imposition of any Burdensome Condition. All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Transaction prior to the Closing shall have been made and become final.

7.6    Closing Deliveries. Seller shall have delivered all of its Closing Deliveries described in Section 3.3.

ARTICLE VIII.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of the Seller under this Agreement shall be, at the option of the Seller, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date. These conditions are for Seller’s sole benefit and may be waived by Seller at any time in their sole discretion.

8.1   No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein, and each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct in all material respects, on the Closing Date as though made on such Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement.

8.2    No Restraint or Litigation. No Action shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transaction, or which would result in a material adverse effect on the right of Buyer to own and control the Purchased Assets following the Closing.

8.3   Necessary Consents. Buyer shall have delivered all third party consents, if any, required by Section 6.4 for Buyer to consummate the Transaction, including Requisite Regulatory Approvals.

8.4    Closing Deliveries. Buyer shall have delivered all of its Closing Deliveries described in Section 3.2.

8.5   Regulatory Approvals. All Requisite Regulatory Approvals shall have been received and no such Requisite Regulatory Approvals shall have resulted in the imposition of any Burdensome Condition. All notices, reports and other filings required to be made with any Governmental Entity or Regulatory Agency in connection with the Transaction prior to the Closing shall have been made and become final.

ARTICLE IX.
INDEMNIFICATION

9.1    Survival. All of the representations and warranties of the Parties contained in Article IV and Article V shall survive the Closing hereunder and shall continue in full force and effect until the first anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 5.1, 5.2 and this Article IX shall survive the Closing and continue in full force and effect indefinitely. All covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely or otherwise in accordance with their terms. The Parties intend that this provision modify the applicable statute of limitations.

9.2    Indemnification by Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents, or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)    any Excluded Asset;

(d)    any liabilities of the Trust Business that are not Assumed Liabilities; or

(e)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (including the Trust Business and the Purchased Assets) conducted, existing, or arising on or prior to the Closing Date.

9.3   Indemnification by Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Seller and its Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)     any Assumed Liabilities; or

(d)    any Third Party Claim based upon, resulting from, or arising out of the business, operations, assets, or obligations of Buyer or any of its Affiliates (including the Purchased Assets and Assumed Liabilities) conducted, existing, or arising after the Closing Date and not related to the Common Trust Fund.

9.4    Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that remains a supplier or customer of the Trust Business after Closing, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required; provided, however, that the Indemnifying Party shall not be liable for the costs and expenses of more than one counsel for all Indemnified Parties in any one jurisdiction. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.4(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

9.5    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) business day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to six percent (6.0%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. Except as otherwise provided herein, all indemnifiable Losses payable by a Party under this Article IX shall be in cash in immediately available funds.

9.6    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.7   Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article VII or Article VIII, as the case may be.

9.8   Exclusive Remedies. Subject to Section 6.5, Section 6.6, and Section 11.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the Transaction) for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal, or intentional misconduct.

ARTICLE X.
TERMINATION

10.1  Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

(a)    By the mutual written consent of the Parties;

(b)    By either Party upon written notice to the other Party, in the event the other Party (the “Breaching Party”) has materially breached its representations, warranties, or covenants contained in this Agreement and failed to cure such breach within five (5) days of the Breaching Party’s receipt of the Termination Notice (as defined below); provided, however, that the Party claiming such breach (i) is not itself in material breach of its representations, warranties, or covenants contained herein, (ii) promptly notifies the Breaching Party in writing (the “Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach, and (iii) specifies in such Termination Notice the representation, warranty, or covenant of which the Breaching Party is allegedly in material breach;

(c)    By either Party upon written notice to the other Party, upon the other Party’s filing or having filed against it a petition under Title 11 of the United States Code or similar state law provision seeking protection from creditors or the appointment of a trustee, receiver, or debtor in possession;

(d)    By either Party upon written notice to the other Party, if a court of competent jurisdiction shall have issued an order, decree, or ruling permanently restraining, enjoining, or otherwise prohibiting the Transaction, and such order, decree, ruling, or other action shall have become final and non-appealable;

(e)    By either Party upon written notice to the other Party upon the occurrence of a Material Adverse Change with respect to the Purchased Assets;

(f)    By either Party upon twenty (20) days’ prior written notice of such termination, if the Closing shall not have occurred on or before July 31, 2022; or

(g)    by either Buyer or Seller (i) twenty (20) or more days after the date upon which any application for a Requisite Regulatory Approval has been denied or withdrawn at the request of the applicable Governmental Authority, unless within such twenty (20) day period a petition for rehearing or an amended application is filed or noticed, or (ii) twenty (20) or more days after any petition for rehearing or amended application filed pursuant to clause (i) is denied; provided, however, that no Party hereto shall have the right to terminate this Agreement pursuant to Section 10.1(g)(i) or Section 10.1(g)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in Section 6.4; and in each case the time period for appeals and requests for reconsideration has run, or (iii) if any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the Transaction and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transaction, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

10.2  Effect of Termination. In the event of termination of this Agreement by either Party, except as otherwise provided herein, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach of its covenants hereunder). The provisions of Sections 10.2, 11.1, 11.3, 11.6, 11.7, 11.8, 11.10, 11.11, 11.12, and 11.13 shall expressly survive the termination of this Agreement as well as any other provisions which by their nature are intended to survive the termination of this Agreement. Nothing is this Section 10.2 shall be deemed to release any Party from any liability (a) for breach by such Party of its obligations under this Agreement or from any obligations that exist under separate agreements between the Parties, or (b) any intentional misrepresentation made or willful misconduct performed by such Party prior to such termination of any matter set forth herein.

ARTICLE XI.
GENERAL PROVISIONS

11.1  Confidential Nature of Information. Each Party agrees that it will treat in confidence all documents, materials, and other information which it shall have obtained regarding the other Party during the course of the negotiations leading to the consummation of the Transaction contemplated hereby (whether obtained before or after the Effective Date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, except to the extent that a Party can show that such information (a) is generally available to and known by the public through no fault of such Party or its Representatives; or (b) is lawfully acquired by such Party or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Party or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, the Parties understand that the publication of the Transaction’s general terms and conditions may be required to be disclosed to the Securities and Exchange Commission and bank regulatory authorities, and in order to obtain consents to assign the Purchased Assets from Seller to Buyer.

11.2  No Public Announcement; Press Releases. After the close of trading of NASDAQ (4:00 p.m. EST) on the Effective Date, Seller and Buyer may (a) issue a mutually agreeable press release or other public announcement, (b) disclose the Transaction to the Securities and Exchange Commission and bank regulatory authorities, (c) notify the affected customers and related stakeholders including bond counsel, and (d) notify Buyer’s and Seller’s employees of the execution of this Agreement and the contemplated Transaction. Except as provided above, prior to Closing no Party shall, without the prior approval of the other Party, make any press release or other public announcement concerning the Transaction contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement, or for Buyer or Seller to seek regulatory approval of the Transaction.

11.3  Notices. All notices, certifications, requests, demands, payments, and other communications hereunder shall be in writing and shall be sent by a nationally-recognized overnight delivery service; if mailed, by first class certified or registered mail, postage prepaid, return receipt requested; if delivered personally; or if sent by facsimile, with transmission confirmed by a printout from the facsimile machine and simultaneously followed by the original communications by first class certified or registered mail, postage prepaid, return receipt requested:

If to Seller:

Trustmark National Bank

248 E. Capitol Street

Suite 1000

Jackson, MS 39201

Attention: Randy Williams

With a copy to:

Brunini, Grantham, Grower & Hewes, PLLC

190 East Capitol Street, Suite 100

Jackson, MS 39201

Attention: Ken Rogers

If to Buyer:

The Peoples Bank

152 Lameuse Street

Biloxi, MS 39530

Attention: Chevis C. Swetman

With a copy to:

Jones Walker LLP

190 East Capitol Street, Suite 800

Jackson, MS 39201

Attention: Thomas Walker

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. Notices are effective upon receipt.

11.4  Successors and Assigns. The rights of any Party under this Agreement shall not be assignable by such Party hereto prior to the Closing without the written consent of the other Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and, to the extent permitted by Law, their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and their successors and permitted assigns, any right, remedy, or claim under or by reason of this Agreement.

11.5   Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings, or letters of intent between or among any of the Parties hereto. This Agreement shall not be amended, modified, or supplemented except by a written instrument signed by an authorized representative of Buyer and Seller.

11.6   Waivers. Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other Party only by a written instrument signed by such Party, as applicable, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.7    Expenses. Except as expressly provided elsewhere in this Agreement, each Party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and the consummation of the Transaction, including the fees, expenses, and disbursements of its counsel and advisors. In the event any Party shall bring an action with the performance, breach, or interpretation of this Agreement, the prevailing Party in any such action shall be entitled to recover from the losing Party all reasonable costs and expenses of such action or arbitration, including attorneys’ fees.

11.8    Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable; provided, however, that if the removal of such offending term or provision materially alters the burdens or benefits of any of the Parties under this Agreement, the Parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to ensure the burdens and benefits of each Party under such modified Agreement are reasonably comparable to the burdens and benefits originally contemplated and expected.

11.9   Execution in Counterparts. This Agreement may be executed in one or more counterparts which may be delivered by facsimile or pdf, each of which shall be considered an original instrument, but all of which shall be considered one and the same Agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of the other Parties hereto. Electronic or digital signatures (i.e. pdf, DocuSign, and eOriginal) shall be deemed signatures for the purposes of such documents, with such scanned and electronically transmitted documents and electronic or digital signatures having the same legal effect, including enforceability, as original documents with wet ink signatures. All Parties hereto may rely upon electronic signatures as if such signatures were originals. All Parties hereto agree that an electronic signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

11.10  Further Assurances. From time to time following the Closing, Seller shall take such actions as are necessary to convey, transfer, and vest title in the Purchased Assets in Buyer including, but not limited to, executing and delivering, or causing to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put the Buyer in possession the Purchased Assets free and clear of any Encumbrances.

11.11  Resolution of Disputes. Except with respect to a breach of the obligations of confidentiality, Section 6.5, Section 6.6, and actions detrimental to the Transaction, as to which the non-breaching Party shall have the right to seek specific performance, injunctive remedy, or other equitable remedies, senior management employees of Buyer and Seller shall, prior to instituting arbitration, meet and negotiate in good faith to reach a satisfactory resolution to any dispute arising in connection with this Agreement. If such negotiations do not result in a resolution within five (5) days after the first meeting of such representatives, then any dispute, claim, or controversy arising under this Agreement or in any way related to this Agreement, or its interpretation, enforceability, or inapplicability may be submitted to arbitration by either Party. Except as set forth in the first sentence of this Section, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. The arbitration shall be heard by one (1) arbitrator agreed to by the Parties within thirty (30) days of submitting the dispute to arbitration or, if they cannot agree within that time frame, then determined by AAA Rules. The arbitrator is not authorized to award punitive, consequential, special, or indirect damages. The place of the arbitration shall be mutually agreed by the Parties and if not agreed to by the Parties, then in a mutually agreed location in Jackson, Mississippi. The arbitration may be held remotely by videoconferencing technology if agreed to by the Parties. In the event videoconferencing technology is utilized the Parties agree that the use of videoconferencing technology shall not serve as a basis for any objection or challenge to the arbitration award in a state or federal court of competent jurisdiction. Any remote arbitration proceeding shall utilize appropriate videoconferencing software with sufficient security settings to protect the confidentiality of the arbitration and the ability to share the computer screen so that exhibits and other documents may be displayed. The judgment of the arbitrator may be entered in any court of competent jurisdiction.

11.12   Governing Law. This Agreement shall be governed by, enforced and construed in accordance with the laws of the State of Mississippi, without regard to its conflicts of Law principles.

11.13   Specific Performance. Notwithstanding anything herein to the contrary, if Buyer or Seller fails to perform any of its obligations under this Agreement, the aggrieved Party shall have the right, in addition to all other rights or remedies, to specific performance of the terms hereof.

11.14   Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

Signature page follows

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have caused this Agreement to be executed effective as of the Effective Date.

SELLER: Trustmark National Bank /s/ Randy Williams Randy Williams, Sr. Vice President	BUYER: The Peoples Bank, Biloxi, Mississippi /s/ Chevis C. Swetman Chevis C. Swetman Chairman and CEO